Exhibit 99.1

A.P. Pharma Receives $2.5 Million Milestone Payment

REDWOOD CITY, Calif. – January 11, 2010 -- A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced it has received the final milestone payment of $2.5 million from an affiliate of Paul Capital Healthcare. The payment represents a milestone payment that recently became payable to the Company under the agreement that the Company entered into on October 1, 2005 to sell its royalty rights to Retin-A Micro® and Carac® to an affiliate of the Paul Royalty Fund.

"We are delighted to receive this non-dilutive funding from Paul Capital Healthcare as we continue to pursue the approval of our first product, APF530, for the prevention of chemotherapy-induced nausea and vomiting in cancer patients," said Ronald Prentki, A.P. Pharma’s president and chief executive officer.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting (CINV). The New Drug Application (NDA) for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts
Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine
209-814-9564